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IWL Communications, Incorporated Announces Filing of Registration Statement
     on Form S-4 to Facilitate the Mergers Announced on February 17, 1998

     HOUSTON, June 22, /PRNewswire/ -- IWL Communications, Incorporated (Nasdaq: IWLC) ("IWL") announced today the filing by its wholly-owned subsidiary, CapRock Communications Corp. ("Holdings"), of a Registration Statement on Form S-4 to register the shares to be issued by Holdings in connection with the mergers previously announced on February 17, 1998 involving IWL and CapRock Telecommunications Corp. (formerly CapRock Communications Corp.) ("CapRock") and the exchange offer for partnership interests in CapRock Fiber Network, Ltd. ("Fiber"). In the mergers, each share of IWL's outstanding common stock will become one share of common stock of Holdings and each share of CapRock's outstanding common stock will become
1.789030878 shares of common stock of Holdings. Holders of partnership interests will be entitled to receive 63,194.54 shares of Holdings common stock for each 1% partnership interest exchanged pursuant to the exchange offer. The parties will consummate the mergers and exchange offer as soon as all conditions have been satisfied. Those conditions include approval by the shareholders of both IWL and CapRock, tenders of at least 80% of the outstanding partnership interests in Fiber, and certain regulatory approvals. It is anticipated that the conditions of approval will be satisfied by no later than August 31, 1998.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     A prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Karen L. Beuchaw of IWL Communications, Incorporated, 12000 Aerospace Avenue, Suite 200, Houston, Texas 77034, when it becomes available.

SOURCE  IWL Communications, Inc.
    -0-                                    06/22/98
    /CONTACT: Karen L. Beuchaw of IWL Communications, Incorporated, 281-482-0289, or e-mail kbeuchaw@iwl.net/
    /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 122396/
    /Web site: http://www.iwlc.com/
    (IWLC)